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                                                                     Exhibit (k)

                                October 15, 1999


Commonfund Asset Management Company
450 Post Road East
Westport CT 06881-0909

Attention:  Todd Petzel, President and Chief Investment Officer


         Re:  Purchase of Shares in the Commonfund Short Duration Fund,
                       a Series of Commonfund Institutional Funds

         The purpose of this letter is to evident the agreement between Commonfund Asset Management Company ("Comanco") and the Commonfund Short Duration Fund ("Fund"), a series in Commonfund Institutional Funds, with respect to the purchase by Comanco of 10,000 shares of the Fund in exchange for a payment in cash of $100,000.


         1. The Fund hereby acknowledges receipt from Comanco on the date of this letter of $100,000 in cash in exchange for which the Fund has issued to Comanco 10,000 shares of the Fund (the "Shares").

         2. Comanco hereby acknowledges that the Shares have not been registered for sale under the Securities Act of 1933, nor under any state Blue Sky law in reliance on the exemption from registration available for issuance of securities not involving any public offering.

         3. Comanco hereby affirms that it is acquiring the shares for investment and without any intent to resell them. It hereby acknowledges that, as a condition of the purchase, it has agreed not to resell the shares, which it has not present intent to do, without prior written consent of the Fund. The Fund does not intend to grant its consent to resale in the absence of an effective registration statement for the Shares or the availability of an exemption that would permit sale of the shares without registration.

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         4.   This letter agreement and all matters arising thereunder will be governed by the law of the State of New York without reference to choice of law principles.


Please countersign and return the enclosed copy of this letter evidencing Comanco's agreement to the foregoing.



                                            Very truly yours,

                                            Commonfund Institutional Funds


                                            by: /s/ Robert L. Bovinette
                                               --------------------------------
                                                     Robert L. Bovinette
                                                     President

Acknowledges and Agreed:

Commonfund Asset Management Company

   by: /s/ Todd E. Petzel
       ----------------------------
         Todd E. Petzel
         President